EXHIBIT 99.1
AVX Corporation Announces Second Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- October 25, 2006 --

AVX Corporation (NYSE: AVX) reported that net sales improved to $374.6 million in the second fiscal quarter ended September 30, 2006 from $325.9 million in the same quarter last year. This was an increase of $48.7 million, or 14.9%, from the previous year. During the first six months ended September 30, 2006, net sales increased to $741.1 million, up $95.3 million, or 14.8%, compared to the first six months of last year.

Chief Executive Officer and President, John Gilbertson, stated, “After a good first quarter, we have seen continued growth in demand throughout the second quarter in all market segments.”

Net income for the quarter improved $21.8 million to $38.8 million, or $0.22 per share, compared to net income of $17.0 million, or $0.10 per share for the same quarter last year. Net income for the first six months improved $47.7 million to $75.0 million, or $0.43 per share, compared to net income of $27.3 million, or $0.16 per share during the first six months of the prior year.

The improved operating profit this year resulted from higher sales, reduced operating costs and enhanced production capabilities in lower cost regions, as well as a favorable mix of value added component and connector sales.

The Quarter’s highlights:
▬	Revenue up 14.9% compared to the same quarter last year.
▬	Gross profit margin improved to 20.8%.
▬	Diluted earnings per share of $0.22, up $0.12 from last year.
▬	Highest quarterly earnings per share in over 5 years.
▬	Dividends paid of $0.0375 per share.

Cash, including short and long-term investments in securities, increased $22.8 million during the September quarter and totaled $885.6 million at September 30, 2006. During the quarter, $6.5 million of dividends to stockholders were paid, and $5.2 million was used to purchase AVX shares on the market, now held as treasury stock.

John Gilbertson went on to state, "The market conditions have led to stable sales prices. Our efforts to provide unique solutions for our customers through the development of innovative advanced products, and our continuing efforts to reduce our cost structure have resulted in improved operating results. Our financial position remains exceptionally strong and we continue to be optimistic about the balance of this fiscal year for electronic components."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	September 30		September 30
	2005	2006	2005	2006
Net sales	$325,931	$374,648	$645,745	741,056
Cost of sales	280,875	296,757	562,836	587,838
Gross profit	45,056	77,891	82,909	153,218
Selling, general & admin. expense	25,873	29,415	53,644	57,789
Profit (loss) from operations	19,183	48,476	29,265	95,429
Other income	4,774	8,984	10,931	15,709
Income (loss) before income taxes	23,957	57,460	40,196	111,138
Provision (benefit) for taxes	6,932	18,675	12,941	36,120
Net income (loss)	$17,025	$38,785	$27,255	$75,018

Basic income (loss) per share	$0.10	$0.23	$0.16	$0.44
Diluted income (loss) per share	$0.10	$0.22	$0.16	$0.43

Weighted average common
shares outstanding:
Basic	172,691	172,094	172,604	172,187
Diluted	173,203	172,784	172,997	172,952

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)
	March 31,	September 30,
	2006	2006
Assets
Cash and cash equivalents	$505,326	$650,676
Short-term investments in securities	158,995	105,000
Accounts receivable, net	177,448	199,207
Inventories	307,653	318,039
Other current assets	54,350	59,561
Total current assets	1,203,772	1,332,483
Long-term investments in securities	135,004	129,969
Property, plant and equipment, net	232,950	235,684
Other assets	103,482	101,376

TOTAL ASSETS	$1,675,208	$1,799,512

Liabilities and Stockholders' Equity
Accounts payable	$105,011	$120,401
Income taxes payable and accrued expenses	66,019	77,186
Total current liabilities	171,030	197,587
Other liabilities	56,069	53,953

TOTAL LIABILITIES	227,099	251,540

TOTAL STOCKHOLDERS' EQUITY	1,448,109	1,547,972

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,675,208	$1,799,512

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com